Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SYNTHORX, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Synthorx, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (as may be amended from time to time, the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.        That the name of this corporation is Synthorx, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 29, 2014 under the name Alinos, Inc.

2.        That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation (the “Prior Certificate”), declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Prior Certificate be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Synthorx, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Street, Suite 107, Dover, Delaware 19904. The name of its registered agent at such address is Corp2000.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 33,800,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 26,737,354 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.        COMMON STOCK

1.        General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth in this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”).

2.        Dividends and Distributions. Subject to the provisions of this Certificate of Incorporation, including Section B.1 of Article Fourth, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor. The holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in such dividends or distributions, subject to the limitations described below.

3.        Voting. The holders of shares of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless required by applicable law at the time of such election. During such time or times that cumulative voting in the election of directors is required by applicable law, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote (voting together as a single class) without the approval of the holders of Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

4.        Liquidation. After the payments to holders of Series Preferred pursuant to Section B.2 of Article Fourth, the holders of Common Stock shall be entitled to liquidation

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distributions, if any, with holders of Series Preferred on an as converted basis pursuant to Subsection B.2.2 of Article Fourth.

B.        PREFERRED STOCK

3,180,910 shares of the authorized Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred Stock”), 4,072,988 shares of the authorized Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred Stock”) and 19,483,456 shares of the authorized Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred Stock”) and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Series Preferred”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.        Dividends.

From the date of the issuance of the Series C Preferred Stock, holders of the Series Preferred shall be entitled to receive, when, as and if declared by the Board, but only out of assets legally available therefor, dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred (the “Preferred Dividends”). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Preferred in an amount at least equal to the sum of (i) the Preferred Dividends on such share of Series Preferred not previously paid and (ii)(A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Preferred as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of such series of Series Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of such series of Series Preferred determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any reorganization, stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the applicable Original Issue Price for such series; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series Preferred pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series Preferred dividend for such series. The “ Original Issue Price” shall be $2.00 per share for the Series A Preferred Stock, $2.4552 for the Series B Preferred Stock and $3.2699 for the Series C Preferred Stock, subject to appropriate

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adjustment in the event of any reorganization, stock dividend, stock split, combination, reclassification, recapitalization or other similar event with respect to the Series Preferred.

2.      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1      Preferential Payments to Holders of Series Preferred. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined in Subsection 2.3.1 below) (each such event, a “Liquidation Event”), the holders of shares of Series Preferred then outstanding shall be entitled to be paid on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the applicable Liquidation Preference. As used herein, the “Liquidation Preference” means and shall be equal to the sum of the applicable Original Issue Price, plus any dividends declared but unpaid thereon. If upon any Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Preferred the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2      Distribution of Remaining Assets. In the event of any Liquidation Event, after the payment of the full Liquidation Preference, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series Preferred and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such Liquidation Event; provided, however, that if the aggregate amount which the holders of any series of Series Preferred are entitled to receive under Subsection 2.1 and this Subsection 2.2 shall exceed three times (3x) the applicable Original Issue Price for such series (as applicable, the “Maximum Participation Amount”), each holder of such series of Series Preferred shall be entitled to receive upon such Liquidation Event the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if all shares of such series of Series Preferred (and any other Series Preferred, if applicable pursuant to this Section 2.2) had been converted into Common Stock immediately prior to such Liquidation Event. The aggregate amount which a holder of a share of Series Preferred is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series Preferred Liquidation Amount.”

2.3      Deemed Liquidation Events.

2.3.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Series Preferred voting or consenting (as the case may be) together as a separate class and on an as converted to Common Stock basis (the “Requisite Holders”) and the holders of a majority of the then outstanding shares of Series C Preferred Stock held by holders that do not also hold (nor have affiliates that hold) shares of any other series of Preferred Stock, voting or consenting (as the case

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may be) as a separate class (the “Series C Majority”) each elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)      a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)      the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2    Effecting a Deemed Liquidation Event.

(a)      The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2, with appropriate treatment for unexercised, vested stock options and unexercised, vested warrants whose exercise prices are lower than the per share amount of proceeds that would be distributed to the holders thereof in such Deemed Liquidation Event if such options and warrants were exercised for their vested portions.

(b)    In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series Preferred no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series Preferred, and (iii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than

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one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series Preferred at a price per share equal to the Series Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series Preferred, the Corporation shall ratably redeem each holder’s shares of Series Preferred to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3    Amount Deemed Paid or Distributed. If the amount deemed paid or distributed to holders of capital stock of the Corporation under this Subsection 2.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, at the time of such distribution, as determined in good faith by the Board, including the affirmative approval of the Series A Director (as defined below), the Series B Director (as defined below) and the Series C Director (as defined below), provided, however, that in the event that the property being distributed is securities, fair market value shall be determined as follows:

(a)      For securities not subject to investment letters or other similar restrictions on free marketability,

(i)

if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii)

if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or

(iii)	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(b)      For securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a

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stockholder’s status as an affiliate or former affiliate), the valuation method shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

(c)        The foregoing valuation methods shall, upon approval by the stockholders of the definitive agreements governing the Deemed Liquidation Event, including the affirmative approval of the Requisite Holders, be superseded by any determination of such value set forth in such definitive agreements governing such Deemed Liquidation Event.

2.3.4    Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), then (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; (b) any Additional Consideration which becomes payable to the Corporation or to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction, including determining, as applicable, whether the distribution of remaining assets as set forth in Subsection 2.2 above will be distributed pursuant to clause (i) or (ii) thereof, and (c) any definitive agreement with respect to such Liquidation Event shall provide for such distribution. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations, or held for release only upon achievement of milestones, in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.        Voting.

3.1      General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Series Preferred shall vote together with the holders of Common Stock as a single class.

3.2      Election of Directors. Election of Directors. For so long as any shares of Series C Preferred Stock remain outstanding, the holders of record of shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director”). For so long as any shares of Series B Preferred Stock remain outstanding, the holders of record of shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”). For so long as any shares of Series A Preferred Stock remain outstanding, the holders of record the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”). The Series C

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Director, Series B Director and Series A Director are collectively referred to as the “Preferred Directors”. The holders of record of the shares of Common Stock shall be entitled to elect two (2) directors of the Corporation at any election of directors (the “Common Directors”). The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series Preferred), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. Any director elected as provided above in this Subsection 3.2 may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of the applicable class or series of capital stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the applicable class or series of capital stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of capital stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted; and provided further, that any such removal of directors and filling of vacancies shall be in compliance with that certain Amended and Restated Voting Agreement entered into by and among the Corporation and the other parties listed therein, on or about the filing date of this Certificate of Incorporation, as may be amended from time to time in accordance with its terms.

3.3      Series Preferred Protective Provisions. For so long as any shares of Series Preferred are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or written consent required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class on an as-converted to Common Stock basis (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):

3.3.1    approve or consummate a Liquidation Event, provided that in the event that the Initial Consideration per share to be distributed to the holders of the Series C Preferred Stock is less than the Original Issue Price of the Series C Preferred Stock (a “Low

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Liquidation Event”), such Liquidation Event must also be approved by the written consent or affirmative vote of the Series C Majority;

3.3.2    amend, alter, waive or repeal any provision of this Certificate of Incorporation or the Bylaws of the Corporation that provides a voting right or other powers, preferences, or other special rights, privileges or benefits to holders of Preferred Stock;

3.3.3    create, authorize the creation of or issue any new class or series of shares (or other equity securities, rights or instruments convertible or exercisable for such shares) having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, or having voting rights that are in addition to the voting rights held by the holders of the Preferred Stock, other than rights of a distinct series of stock under Section 242(b)(2) of the General Corporation Law, or reclassifies or amends the terms of any existing security of the Corporation to effect the same;

3.3.4    increase the number of authorized shares of Preferred Stock, or any series thereof;

3.3.5    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on Common Stock or Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) acquisitions of Common Stock pursuant to the exercise of the Corporation’s right of first refusal to repurchase such shares, (iv) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (v) as approved by the Board, including the approval by a majority of the Preferred Directors;

3.3.6    create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, other than in connection with equipment lease financing arrangements or bank financing transactions, unless such debt security has been approved by the Board, including the approval by a majority of the Preferred Directors;

3.3.7    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

3.3.8    pledge or encumber all or substantially all of the assets of the Corporation;

3.3.9    increase or decrease the authorized number of directors constituting the Board; or

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3.3.10  authorize, enter into or consummate any transaction in which any of the Corporation’s directors is interested, unless such transaction has been approved by the Board, including the approval of a majority of the disinterested directors and, if at least one of the Preferred Directors, is a disinterested director, at least one of such Preferred Directors.

3.4    Separate Series Protective Provisions. In addition to any other vote or written consent required by law or this Certificate of Incorporation, the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the applicable series of Preferred Stock (or, in the case of the Series C Preferred Stock, the Series C Majority), given in writing or by vote at a meeting, consenting or voting (as the case may be) each as a separate class, shall be required to: (i) amend, waive or terminate any provision of this Certificate of Incorporation or the Bylaws of the Corporation that provides a voting right or other powers, preferences, rights, privileges or benefits to such series of Preferred Stock (regardless of whether such amendment, waiver or termination also applies to some of the other, or to all series, of Preferred Stock), including but not limited to any amendment, waiver or termination with respect to rights to receive proceeds in connection with a Liquidation Event, or (ii) increase the authorized number of shares of such series of Preferred Stock.

4.    Optional Conversion.

The holders of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):

4.1    Right to Convert.

4.1.1    Conversion Ratio. Each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to $2.00 per share for each share of Series A Preferred Stock, $2.4552 per share for each share of Series B Preferred Stock and $3.2699 per share for each share of Series C Preferred Stock. Such initial Conversion Price, and the rate at which shares of Series Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, subject to the provisions of Subsection 2.3.4 above, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Preferred.

4.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into

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Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3      Mechanics of Conversion.

4.3.1    Notice of Conversion. In order for a holder of Series Preferred to voluntarily convert shares of Series Preferred into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series Preferred and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series Preferred (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series Preferred, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series Preferred represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series Preferred converted.

4.3.2    Reservation of Shares. The Corporation shall at all times when the Series Preferred shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series Preferred, the Corporation will take any corporate action

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which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3    Effect of Conversion. All shares of Series Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series Preferred so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.

4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Series Preferred surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4    Adjustments to Conversion Price for Diluting Issues.

4.4.1    Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)    “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)    “Series C Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(c)     “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than (1) the following shares of

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Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on the Series Preferred;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(vi)

shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions, in each case, approved by the Board, including the Series C Director;

(vii)	shares of Common Stock, Options or Convertible Securities issued in connection with acquisitions or business combinations, in each case, approved by the Board; or

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(viii)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing, customer, vendor, supplier or other similar agreements or strategic transactions entered into for primarily non-equity financing purposes where both the transaction and its status as not constituting an anti-dilution trigger are approved by the Board, including the Series C Director.

4.4.2    No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3    Deemed Issue of Additional Shares of Common Stock.

(a)    If the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the

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applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)        If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C Original Issue Date), are revised after the Series C Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)        Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, the applicable Conversion Price shall be readjusted to such applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)        If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

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4.4.4    Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)      “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)      “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)      “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series Preferred) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)      “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5    Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)	Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board ; and

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(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)      Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)

The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within

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a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5      Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the applicable Series Preferred Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6      Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(1)      the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)      the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.

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4.7      Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series Preferred shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.

4.8      Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series Preferred) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series Preferred immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series Preferred, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series Preferred. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Series Preferred from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Series Preferred in any such appraisal proceeding.

4.9      Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series Preferred is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series Preferred (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series Preferred.

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4.10    Notice of Record Date. In the event:

(a)        the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)        of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)        of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Preferred a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Preferred) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series Preferred and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.      Mandatory Conversion.

5.1      Trigger Events. Upon the closing of the sale of shares of Common Stock to the public at a price per share of at least $9.8097 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $60,000,000 of proceeds, net of underwriting discounts and commissions, to the Corporation, then (i) all outstanding shares of Series Preferred shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation (the “IPO Conversion”). Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the Series A Preferred Stock, then (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation (the “Series A Conversion”). Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the Series B Preferred Stock, then (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation (the “Series B Conversion”). Upon the date and time, or the occurrence of an event, specified by vote or written

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consent of the Series C Majority, then (i) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation (the “Series C Conversion”). The date and time of any of the IPO Conversion, the Series A Conversion, the Series B Conversion or the Series C Conversion is referred to herein as the “Mandatory Conversion Time.” Without limiting the provisions of Subsection 3.4 above, no amendment, waiver or termination of this Subsection 5.1 may be made without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of each series of Preferred Stock, each voting as a separate class, provided that with respect to the holders of Series C Preferred Stock, no amendment, waiver or termination may be made without the written consent or affirmative vote of the Series C Majority, voting as a separate class. Nothing set forth in this Subsection 5.1 shall have any effect on the provisions of Subsection 5A below.

5.2      Procedural Requirements. All holders of record of shares of the applicable Series Preferred shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Preferred pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of such shares of Series Preferred in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to such shares of Series Preferred converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for the applicable Series Preferred, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on such shares of Series Preferred converted. Such converted Series Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.

5A.        Special Mandatory Conversion.

5A.1.     Any capitalized term in this Subsection 5A not otherwise defined in this Certificate of Incorporation shall have the meaning ascribed to such term in that certain Series C

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Preferred Stock Purchase Agreement entered into by and among the Corporation and the other parties listed therein, on or about the filing date of this Certificate of Incorporation (the “Purchase Agreement”). If any Purchaser, or together with its affiliates or permitted transferees, does not purchase the number of Milestone Commitment Shares required to be purchased by such Purchaser pursuant to the Purchase Agreement at the Milestone Closing, then each share of Series C Preferred Stock originally issued to or then held by such Purchaser (or its affiliates and permitted transferees) as of immediately prior to such Milestone Closing shall automatically, and without any further action on the part of such Purchaser or any other person or entity, be converted into one share of Common Stock effective on the Milestone Closing Date, without regard to any change in the Conversion Price of the Series C Preferred Stock pursuant to Subsection 4.4 above that may have occurred prior to the Milestone Closing Date, and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Such conversion is referred to herein as a “Special Mandatory Conversion.”

5A2.         Upon any Special Mandatory Conversion, the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing the shares of Series C Preferred Stock automatically converted in such Special Mandatory Conversion are either delivered by the holder to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate or certificates. Thereupon, the Corporation shall issue and deliver to such holder promptly and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such holder’s shares of Series C Preferred Stock were converted in such Special Mandatory Conversion.

6.        Redeemed or Otherwise Acquired Shares. Any shares of Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series Preferred following redemption.

7.        Waiver. Except as otherwise provided herein, any of the rights, powers, preferences and other terms of the Series Preferred set forth herein may be waived on behalf of all holders of Series Preferred by the affirmative written consent or vote of the Requisite Holders.

8.        Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series Preferred shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

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SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

23.

TWELFTH: In connection with any repurchase of shares of Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined under applicable law). Accordingly, for purposes of making any calculation under applicable law in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined under applicable law) shall be deemed to be zero (0).

*    *    *

3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.    That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Remainder of Page Intentionally Left Blank]

24.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12th day of April, 2018.

By:	/s/ Laura Shawver
Laura Shawver
President and Chief Executive Officer

FIRST CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SYNTHORX, INC.

Synthorx, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1.  The name of the Corporation is Synthorx, Inc. The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on January 29, 2014 under the name of Alinos, Inc.

2.  The Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) was filed with the Secretary of State of the State of Delaware on April 12, 2018.

3.  The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions amending the Charter as follows:

(i) The first paragraph of Article FOURTH of the Charter is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 33,800,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 26,737,354 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Effective at the time of filing of this First Certificate of Amendment to Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, and without any further action by the holders of such shares, every 1.60224 outstanding shares of Common Stock shall automatically combine into and become one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued upon the Reverse Stock Split. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board (as hereinafter defined)) on the date that the Reverse Stock Split is effective, rounded up to the nearest whole cent. The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split. All of the outstanding share amounts, amounts per share and per share numbers in this Certificate of Incorporation shall be appropriately adjusted to give effect to the Reverse Stock Split.”

4.  Thereafter, pursuant to a resolution of the Board, this First Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with Sections 228 and 242 of the DGCL.

5.  All other provisions of the Charter, as amended to date and as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to be executed by a duly authorized officer of this corporation on this 26th day of November, 2018.

/s/ Laura Shawver
Name:	Laura Shawver
Title:	President and Chief Executive Officer